Exhibit 10.6

BLUEHILL ID AG

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is made and entered this 31st day of May, 2012, with effect from June 1, 2012, by and between Bluehill ID AG (the “Company”), a subsidiary of Identive Group, Inc., a Delaware corporation (“INVE”), and John S. Rogers (the “Executive”).

WHEREAS, Executive has agreed with the Company to a voluntary reduction in his current base salary through the remainder of 2012, and the Company and Executive desire to amend the terms of the existing Employment Agreement dated January 5, 2009 by and between the Company and the Executive (as amended to date, the “Employment Agreement”) to reflect this reduction;

NOW, THEREFORE, in consideration of the terms and conditions contained in this Amendment, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Executive agrees to a reduction of his current annual base salary of CHF 180,000 (“Base Salary”) to CHF 144,000 with effect from June 1, 2012 through December 31, 2012. On and after January 1, 2013, the Executive shall be entitled to his Base Salary, unless otherwise mutually agreed with the Company. The parties understand and agree that, for all other purposes, the Base Salary shall be used for determination of bonus entitlements, benefits and the like. In particular, the elected reduction in Base Salary shall have no impact on the amount of bonus, if any, to which Executive may be entitled under the Company’s incentive compensation plans or otherwise.

2. In consideration of the Executive’s voluntary reduction in Base Salary, the Executive will receive on June 1, 2012 an option to purchase two shares of INVE’s common stock for each U.S. dollar reduction in Base Salary (the “Option”). For purposes of this Amendment, the U.S. dollar value equivalent of the reduction in Base Salary denominated in currencies other than the U.S. dollar shall be determined by reference to the applicable US dollar exchange rate as reported by Bloomberg on June 1, 2012. The Option will have an exercise price equal to the closing price of INVE’s common stock on June 1, 2012, and will vest in equal monthly installments over a 12-month period beginning on June 1, 2012. If the Executive’s employment with the Company or its subsidiary, as applicable, is terminated without cause by the Company or its subsidiary prior to the end of the vesting period, the vesting of the Option will immediately accelerate and the Option will become fully vested and exercisable.

3. Except as otherwise expressly modified by the terms and conditions of this Amendment, the Employment Agreement shall remain in full force and effect and is hereby confirmed and ratified in all respects, and as so amended by this Amendment, the Employment Agreement shall be read, taken and construed as one instrument. Except as expressly provided for in this Amendment, nothing in this Amendment shall be construed as a waiver of any rights or obligations of the parties under the Employment Agreement. This Amendment may be executed in any number of counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the day and year first above written.

COMPANY:

BLUEHILL ID AG

By:	/s/ Ayman S. Ashour
Ayman S. Ashour, Chief Executive Officer

EXECUTIVE:

/s/ John S. Rogers
John S. Rogers

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